Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the VectivBio Holding AG 2021 Equity Incentive Plan, the VectivBio Holding AG 2021 Employee Share Purchase Plan, the VectivBio Holding AG 2020 Equity Incentive Plan, and the VectivBio Holding AG 2019 Equity Incentive Plan of our report dated March 17, 2021 (except for Note 29, which is dated April 5, 2021) with respect to the consolidated and carve-out financial statements of VectivBio Holding AG included in its Registration Statement, as amended (Form F-1 No. 333-254523), and the related Prospectus of VectivBio Holding AG, filed with the Securities and Exchange Commission.
/s/ Ernst & Young AG
Basel, Switzerland
April 23, 2021